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                                      								Frontier Corporation
FRONTIER PRESS RELEASE				                    180 South Clinton Avenue
                                      								Rochester, New York 14646

DATE:       	December 17, 1996

CONTACT:    	Louis L. Massaro, Chief Financial Officer, 716-777-7940
           		Philip H. Yawman, 716-777-6179 (investors)
           		Michele D. Sadwick, 716-777-6021  (media)

SUMMARY:  FRONTIER CORPORATION EXPECTS LONG DISTANCE REVENUE IN
        		THE FOURTH QUARTER TO BE IN THE RANGE OF $400 MILLION

Rochester, New York -- December 17, 1996 -- Frontier Corporation (NYSE:FRO) announced today that it expects long distance revenue in the fourth quarter to be in the range of $400 million and below current analyst expectations. Further, expenses during the quarter will be impacted by additional selling, general, and administrative (SG&A) costs incurred to better position the company for future growth and to meet the challenges of increased competition. As a result, Frontier's reported EPS from recurring operations are expected to be in the range of $.30 to $.34 in the fourth quarter.

     	Long distance revenue in the fourth quarter has been impacted by a combination of factors including: a disappointing response to the company's re-marketing of its "dial-around" service; faster than expected migration of one-plus traffic and slower growth of enhanced services with the company's largest wholesale customer; a delay in prepaid card program distribution; and lower customer retention primarily in the wholesale and consumer segments.

    	"We are in a period of transition at Frontier as we become less revenue dependent on a large wholesale customer, as we launch new initiatives in prepaid calling cards, enhanced services and bundled local and long distance products, and as we
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expand our presence in the retail small- to medium-sized business market,"
stated Ronald L. Bittner, Chairman and CEO. "In just the past couple of weeks we have signed several new contracts that support our basic business strategy and that should stimulate revenue growth and create shareowner value. In the near term, we're experiencing additional SG&A expenses that are being incurred ahead of the anticipated revenue streams from these new sources."

    	The additional SG&A expenses are associated with advertising campaigns developed to increase awareness of Frontier's brand name in the marketplace; sales and marketing support for new product initiatives such as prepaid calling cards and facilities based local service; and headcount increases in the field sales organization. The number of sales people selling dedicated services to small- to medium-size businesses has doubled during the past several months.

    	The revenue shortfall is largely attributable to the following four factors:

  	o	  As previously announced, Frontier recently began the re-marketing of its Budget Call product, a five-digit dial-around product targeted at low volume residential customers.  The results of the re-marketing programs are running below expectations, and combined with increased competitive pressures in this market segment, Frontier has experienced increased attrition for this product during the past few months.

  	o Frontier's largest wholesale customer has continued to rapidly migrate its one-plus traffic off of the company's network during the quarter and this process is nearly complete. Additionally, the rate of growth from other enhanced services that Frontier continues to provide to this carrier has slowed during the quarter.

  	o Frontier is aggressively enhancing the capabilities and capacity of its existing network platforms and expanding its marketing efforts to take advantage of the significant revenue opportunity associated with the sale of prepaid calling cards.

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Frontier had anticipated increased revenue from prepaid services would begin to have a positive impact on revenue in the fourth quarter. It is now anticipated that the revenue impact from previously signed contracts will be realized beginning early in 1997.

   	Additionally, Frontier has a significant backlog of commitments for the distribution of its prepaid product. The company announced last week its largest prepaid contract to date when it entered into a five-year, exclusive agreement with Scoreboard Inc., to develop and market prepaid calling cards featuring prominent sports figures. The contract is expected to generate more than $100 million in revenue over the five year period.

   	o Frontier has been successfully generating new sales as part of its "up-market" strategy, but is experiencing lower retention of its existing customers, particularly in the wholesale segment, which has dampened net revenue growth. "Churn is the achilles heel of our industry," stated Bittner. "We must and will make improvements in protecting our customer base from competitive pressures. We're re-doubling the efforts of our Client Services group, whose primary charter is to service our existing customers. We expect that our accelerating efforts to offer bundled services will also provide us greater retention of our customer base."

    	The shortfall of fourth quarter revenue, combined with rapid migration of one-plus traffic from Frontier's largest wholesale customer has resulted in the fixed costs of Frontier's network having to be absorbed over a smaller than anticipated revenue and minute volume. Consequently, the gross margin will be disproportionately impacted by the revenue shortfall in the fourth quarter.

   	Frontier has launched other new products and initiatives that will begin generating incremental revenue in 1997. The company recently began offering bundled local and long distance service as a facilities-based Alternative Local Exchange Company (A-LEC) in New York City and announced that it will team up with

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Cox Communications to offer long distance services in select markets served by Cox. These two initiatives represent examples of new sources of revenue growth and highlight Frontier's unique position in the marketplace to provide integrated services by leveraging its existing assets and partnering with other providers.

   	Bittner stated that the company will work quickly to address the circumstances that led to this announcement. A team of senior managers led by Bittner has been assigned to immediately reassess Frontier's existing cost structure in its long distance business. This effort should insure that the costs of the network are more consistent with existing traffic volumes and that SG&A expenses, necessary for growth, are incurred prudently.

    	"We believe that it will take 90 to 120 days to make many of the cost structure changes necessary to bring our overall cost level into alignment with our revenue performance. Consequently, we are targeting earnings growth from recurring operations to be in the range of 10 percent for 1997," said Bittner.

    	"We've reviewed our business plan against the opportunity set for Frontier in the rapidly developing telecommunications industry, and we're confident that we can grow faster and more profitably than we are today. We will recommit ourselves to the achievement of that objective," he concluded.

    	As previously announced, Frontier will record a one-time charge of $65 million, or $.24 per share after taxes in the fourth quarter. The charge will reflect the curtailment of certain company pension plans; unrecoverable costs and reserves for the development of proprietary software and services at ConferTech, a subsidiary company of Frontier Corporation; and the resolution of prior period billing disputes on international traffic with other connecting carriers.

    	The statements made in this press release, other than historical financial results, may be forward-looking in nature. Actual results may differ materially from those projected in
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forward-looking statements.  We believe that our primary risk factors include, but are not limited to: changes in the overall economy; technology; the number and size of competitors in our markets; law and regulatory policy; and the mix of products and services offered in our target markets. Additional information concerning these and other potential important factors can be found within our SEC Filings. You should evaluate any statements in light of these important factors.

    	Frontier Corporation (NYSE:FRO) is the parent company whose long distance, local telephone and wireless communications subsidiaries provide a range of integrated services to customers. Frontier is a Fortune 500 company with annualized revenues of more than $2.5 billion. With more than 8,500 employees and 150 sales locations nationwide, Frontier is the fifth largest long distance company in the United States.

You can now receive a faxed copy of any Frontier Corporation press release dating back to December 1995, free of charge, 24 hours a day. Call 1-800-758-5804, extension 762302. An automated system will provide you with instructions.

Visit Frontier Corporation's home page on the World Wide Web:
http://www.frontiercorp.com